UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 15, 2020

Date of Report (Date of earliest event reported)

Orisun Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39014	83-2479505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Madison Avenue, Room 543 New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 482-6032

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Common Stock, $0.00001 par value, one Redeemable Warrant to acquire one-half of one share of Common Stock, and one Right to acquire one-tenth (1/10) of a share of Common Stock	ORSNU	NASDAQ Capital Market
Common Stock	ORSN	NASDAQ Capital Market
Warrants	ORSNW	NASDAQ Capital Market
Rights	ORSNR	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material definitive Agreement.

As previously announced, on August 18, 2020, Orisun Acquisition Corp. (“Orisun” or the “Company”), Ucommune International Ltd (“PubCo”) and Ucommune Group Holding Limited (“Ucommune”) entered into backstop agreements (each, a “Backstop Agreement”) with 17 investors, pursuant to which the investors agreed to invest no less than $66 million by (i) acquiring Orisun’s common stock in the open market or in private transactions prior to the closing of the Business Combination at the then prevailing market price of the shares, or (ii) acquiring newly issued PubCo class A ordinary shares concurrently with the closing of the business combination at a price of $10.10 per share (the “PIPE Shares”).

On November 15, 2020, Orisun, PubCo and Ucommune entered into Backstop Agreements with two (2) additional investors. As of November 16, 2020, 19 investors had entered into Backstop Agreements and agreed to invest no less than $66.5 million by either acquiring PIPE Shares or Orisun’s common stock in the open market.

Pursuant to the Backstop Agreements, PubCo agreed that, after the closing of the business combination and subject to certain conditions set forth in the Backstop Agreements, PubCo will file with the SEC a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and PubCo will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In addition, subject to certain exceptions, if any time after the closing of the business combination, PubCo proposes to file a registration statement under the Securities Act with respect to its securities, under the Backstop Agreement, PubCo will give notice to holders of PIPE Shares as to the proposed filing and offer such stockholders an opportunity to register the sale of such number of their registrable securities as they request in writing.

Item 3.02 Unregistered Sales of Equity Securities

The Backstop Agreement disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The PIPE Shares potentially issuable pursuant to the Backstop Agreement will, if issued, be issued in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D and Regulation S thereunder.

Item 5.07. Submission of Matters to a Vote of Security Holders.

As previously reported, on June 29, 2020, Orisun, Ucommune, PubCo, and certain other parties entered into a merger agreement (the “Merger Agreement”), pursuant to which and upon closing (the “Closing”), Orisun will reincorporate to Cayman Islands by merging with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); concurrently with the Reincorporation Merger, Everstone International Ltd (“Merger Sub”), a Cayman Islands exempted company and wholly owned subsidiary of PubCo, will be merged with and into Ucommune, resulting in Ucommune being a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The combined company after the Business Combination is referred to in this Current Report on Form 8-K as the “Combined Company.”

The Company held its special meeting of stockholders on November 16, 2020 (the “Special Meeting”). On October 7, 2020, the record date for the Special Meeting, there were 5,783,235 shares of Company’s common stock entitled to be voted at the Special Meeting. At the Special Meeting, there were 4,376,688 shares voted by proxy or in person, which is 75.68% of the total outstanding shares.

The final results for each of the matters submitted to a vote of Orisun’s stockholders at the Special Meeting are as follows:

Proposal 1. Reincorporation Merger Proposal

Proposal 1, to approve the Reincorporation Merger, was passed with voting results as follows:

FOR	AGAINST	ABSTAIN
4,326,688	50,000	0

Proposal 2. Acquisition Merger Proposal

Proposal 2, to approve the Acquisition Merger, was passed with voting results were as follows:

FOR	AGAINST	ABSTAIN
4,326,688	50,000	0

Proposal 3. Incentive Plan Proposal

Proposal 3, to PubCo’s 2020 Equity Incentive Plan, was passed with voting results as follows:

FOR	AGAINST	ABSTAIN
4,326,688	50,100	0

Item 8.01 Other Events

On November 17, 2020, Everstone Investments LLC, the sponsor of Orisun at its initial public offering effective as of August 2, 2019, filed a Certificate of Amendment reflecting its corporate name change to “EverGlory Investments LLC”, effective on November 17, 2020.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Form of Backstop Agreement

*	Furnished but not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2020

ORISUN ACQUISITION CORP.

By:	/s/ Wei Chen
Name:	Wei Chen
Title:	Chief Executive Officer

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